Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Range Resources Corporation Amended and Restated 2005 Equity-Based Compensation Plan of (1) our report dated March 1, 2011, except for Note 4 as to which the date is May 6, 2011, with respect to the consolidated financial statements of Range Resources Corporation included in its Current Report on Form 8-K dated May 6, 2011, and (2) our report dated March 1, 2011, with respect to the effectiveness of internal control over financial reporting of Range Resources Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2010, both filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Fort Worth, Texas
June 20, 2011